EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement"), effective as of June 1,
1999, between 2-Infinity.com, Inc., a Texas corporation (the
"Company"), and Majed Jalali ("Executive").

                             WITNESSETH:

WHEREAS, the Company is desirous of employing Executive, and Executive is desirous of being employed by the Company, on the terms and subject to the conditions sets forth in this Agreement:

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following terms shall have the indicated meanings when used in this Agreement, unless the context requires otherwise:

(a) "Base Salary Amount" shall mean $96,000.00 during the
Initial Period and during the first, second, and third Contract Years.

(b) "Benefit Plan" shall mean each vacation pay, sick pay, retirement, welfare, medical, dental, disability, life insurance or other employee benefit plan, program or arrangement. In addition, at the sole discretion of the Board of Directors, benefit plan may also include one or more of the following: incentive compensation, bonus, stock option and restricted stock plan, program or arrangement.

(c) "Board of Directors" and " Board" shall mean the board of directors of the Company.

(d) "Cause" shall mean (i) the conviction of Executive of a felony which can reasonably be expected to have a material adverse impact on the Company's business or reputation or (ii) the commission by Executive of an act of fraud or embezzlement involving assets of the Company or its customers, suppliers or affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive all of the following; (a) a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire non-interested membership of the Board of Directors at a meeting which the Board of Directors called and held for the purpose of determining whether Cause exists (after reasonable notice to Executive and opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, Executive was guilty of the conduct set forth in this Section and specifying the particulars thereof in detail, (b) an affidavit sworn to by the President or Secretary of the Company stating that such resolution was in fact adopted by the affirmative vote of not less than a majority of the entire non-interested membership of the Board and Directors.

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(e) "Chairman of The Board" shall mean the Chairman of
the Board of Directors of the Company, as determined from time to time by the Board of Directors.

(f) "Contract Year" shall mean each year during the term hereof commencing on June 1 and ending on the immediately following May 31.

(g) "Date of Termination" shall mean (A) if termination of employment occurs by reason of death, the date of Executive's death or (B) if termination of employment occurs for any other reason, the date on which a Notice of Termination is delivered to the other party; provided, however, that if, within 60 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination of employment, then the Date of Termination shall be the date of the Notice unless such dispute is otherwise determined by mutual agreement or court order in favor of Executive, in which case the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction ( the time for appeal therefrom having expired and no appeal having been perfected).

(h) "Good Reason" shall mean (i) as to Executive (A) a diminution in Executive's titles, responsibilities and/or duties,
(B) a change in the person or persons to whom Executive reports, except as provided in Section 4(a), (C) a reassignment of Executive to a location which increases Executive's commute from his existing home by more than 100 miles on a daily round trip basis, (D) an assignment of Executive to a location other than the principal executive office of the Company, (E) the Company's failure to continue or a substantial change in Executive's participation in any Benefit Plans (subject to the Board's right to amend, modify or terminate such plans), (F) the Company's failure to obtain the agreement of any successor of the Company to assume this Agreement,
(G) any material breach of this Agreement by the Company which is either not capable of correction or which in fact is not corrected within (10) ten days after written notice by Executive specifying such breach and (H) the failure to occur of any of the actions discussed in Section 4(c); and (ii) as to the Company, the good faith determination by a majority of the entire membership of the Board of Directors that Executive has failed to perform his duties as directed.

(i) "Initial Period" shall mean that portion of the term hereof from the date of this Agreement through May 31, 1999.

(j) "Notice of Termination" shall mean a written notice which shall indicate the specific provision in this Agreement relied upon in connection with a termination of employment and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination under the provision so indicated.

(k) "Performance Bonus" shall have the meaning ascribed to that term in Section 6(b).

(l) "Severance Payments" shall mean any severance payments made or to be made to Executive pursuant to any provision of Section 7 below.

2. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein.

3. TERM OF EMPLOYMENT. The term of employment hereunder shall be for the Initial Period and thereafter for a period of three
(3) years, the term hereof therefore commencing on the date hereof and ending on May 31, 2002, subject to earlier termination as herein provided. During the Initial Period, Executive shall be employed by Company upon the same terms, compensation and benefits as provided hereunder, pro-rated to cover such period. During the 90-day period immediately preceding the end of the third Contract Year, the Company and Executive shall negotiate, in good faith, the terms and conditions of a two year extension to this Agreement upon terms and conditions no less favorable to Executive than the terms and conditions applicable during the third Contract year; provided, however, that the foregoing obligation to negotiate in good faith shall not apply in the event that either the Company or Executive gives written notice to the other during such 90-day period of its or his desire to have this Agreement terminated at the end of the initial three (3) year term. In no event shall this Agreement be extended beyond the initial three-year term without the written agreement of Company and Executive.

4.  POSITION AND DUTIES.

(a) Executive shall serve as the President and Chief
Executive Officer of the Company, reporting only to the Board of Directors. Subject to the authority of the Board of Directors, Executive shall have supervision and control over, and responsibility for, the general management and operation of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors, provided that such duties are reasonable and customary for a president and chief executive officer. Executive shall devote his entire working time, attention and energies to the business of the Company.

(b) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving the boards of directors of a reasonable number of other corporations, or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal, investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Company's President and Chief Executive Officer.

(c) Executive shall serve on the Board of Directors during the entire term hereof. If, at any time during the term of his employment, the shareholders of the Company shall fail to elect Executive to the Board of Directors, or the Board of Directors shall fail to elect Executive to the office of President or Chief Executive Officer of the Company, or shall remove him from either of such offices, other than as provided for in this Agreement, Executive shall have the right to terminate his services hereunder for Good Reason pursuant to Section 7(d) and Executive shall have no further obligation under this Agreement.

(d) Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company's subsidiaries;

provided, however, that Executive shall not be required to serve as an officer or director of any such subsidiary if such service would expose him to potential adverse financial consequences.

5.  PLACE OF PERFORMANCE.

In connection with his employment by the Company, Executive shall be based at the Company's principal executive offices located in Houston, Texas. In the event that Executive consents to any relocation requested by the Company, the Company will promptly pay or reimburse Executive for all reasonable moving expenses incurred by Executive relating to a change of his principal residence.

6.  COMPENSATION AND OTHER BENEFITS.

(a) BASE SALARY. During each Contract Year of the term hereof, the Company shall pay to Executive the Base Salary Amount. The Company shall compensate Executive for the Initial Period as provided herein in Section 3 hereof. The Base Salary Amount shall be paid to Executive in accordance with the Company's regular payroll practices with respect to senior management compensation.

(b) ANNUAL PERFORMANCE BONUSES. In addition to the Base
Salary set forth above, within thirty (30) days of the end of the Company's fiscal year (or as soon thereafter as is reasonably possible) the Company shall pay to Executive a cash bonus equal to four percent (4%) of the net income of the Company for the fiscal year then ended as reported by the Company's accountants in accordance with generally accepted accounting principles.

(c) EXPENSES. Executive shall be entitled to receive prompt reimbursement for all documented business expenses incurred by him in the performance of his duties hereunder, provided that Executive properly accounts therefor in accordance with the Company's reimbursement policy and practices of the Company as of the date hereof.

(d) FRINGE BENEFITS. Executive shall be entitled to participate in and receive benefits under all of the Company's Benefit Plans or programs generally available to senior management of the Company, including, but not limited to any retirement, stock option plans, disability insurance plans and all other plans or programs. Nothing paid to Executive under any Benefit Plan presently in effect or made available in the future shall be deemed to be in lieu of compensation payable to Executive hereunder. Further the Company reserves the right to amend, modify or terminate any and all such plans.

(e) LIFE INSURANCE. So long as Executive is insurable, the Company agrees to maintain in effect during the term hereof insurance on Executive's life payable to his estate or his named beneficiary or beneficiaries in an amount not less than three (3) times the Base Salary Amount. The ownership of such Insurance Policy may, at the sole discretion of the Executive, be transferred to a Trust for the benefit of his spouse or family.

(f) VACATIONS. During the term hereof, Executive shall be entitled to sick leave and paid holidays consistent with the Company's sick leave and holiday policy for senior management and up to four (4) weeks paid vacation during each Contract Year as Executive deems reasonable. Any vacation time that is not taken in a given Contract Year shall be carried forward to the following Contract Year or Contract Years, as the case may be but in no event more than one (1) week of vacation per year nor an accumulation of more than five (5) weeks.

7.  TERMINATION OF SERVICE.

(a) TERMINATION UPON DEATH. Executive's employment hereunder shall terminate upon his death, in which event the Company shall pay to such person as the Executive shall have designated in a written notice filed with the Company, or if no such person shall have been designated to his estate, as a lump sum death benefit an amount equal to Performance Bonuses accrued through the Date of Termination and all Base Salary Amounts, amounts due under Benefit Plans and perquisites through the Date of Termination.

(b) TERMINATION UPON DISABILITY. If, as a result of a permanent mental or physical disability, Executive shall have been absent from his duties hereunder on a full-time basis for six (6) consecutive months, ("Disability") and, within 30 days after the Company notifies Executive in writing that it intends to replace him, (which notice can be given at the end of the fifth month during such six month period), Executive shall not have returned to the performance of his duties on a full-time basis, the Company shall be entitled to terminate Executive's employment. In addition, executive shall, upon his Disability, have the right to terminate his employment with Company. If such employment if terminated (whether by the Company or by Executive) as a result of Executive's Disability, the following shall apply:

(i) the Company shall pay Executive an amount equal to Performance Bonuses and Base Salary Amount accrued through the Date of Termination;

(ii) the Company shall maintain in full force and effect, for the continued benefit of Executive during the one-year period immediately following the Date of Termination, all Benefit Plans in which Executive was entitled to participate immediately prior to the Date of Termination to the extent that Executive's continued participation is possible under the general terms and conditions of such Benefit Plans. In the event that Executive's participation in any such Benefit Plan is barred as a result of his Disability, Executive shall be entitled to receive an amount equal to the annual contributions, payments, credit or allocations which would have been made by the Company to him, to his account or on his behalf under such Benefit Plan from which his continued participation is barred;

(iii) the Company shall maintain in full force and effect, for the continued benefit of Executive's estate or dependents during the one-year period immediately following the Date of Termination, any life, accident, disability or health and dental insurance plans, vision care plans and any other similar welfare plans of the Company in effect immediately prior to the Date of Termination, or the Company shall provide equivalent benefits at no cost to Executive's estate or his dependents.

(c) TERMINATION FOR CAUSE. The Company shall be entitled to terminate Executive's employment for Cause, in which event
Executive shall be entitled to all Base Salary amounts, amounts under Benefit Plans and perquisites through the Date of Termination.

(d) TERMINATION FOR GOOD REASON. Executive shall be entitled to terminate Executive's employment for Good Reason at any time and the Company shall be entitled to terminate Executive's Employment for Good Reason at any time after the end of the first Contract Year. Upon the termination of Executive's employment by Company for Good Reason after completion of the first Contract Year, Executive shall be entitled to receive from the Company (i) a lump sum payment in an amount equal to his Base Salary Amount and amounts under Benefit Plans for the two-year period immediately following the Date of Termination; plus (ii) an amount equal to Performance Bonuses accrued through the Date of Termination and all Base Salary Amounts, amounts under the Benefit Plans and perquisites through the Date of Termination, all of which shall be payable by Company within thirty (30) days after termination. Upon the termination of Executive's employment by Executive for Good Reason all of the aforesaid compensation, bonuses and benefits shall be paid to Executive by the Company over the two-year period following the date of termination.

(e) NOTICE OF TERMINATION. any termination of Executive's employment by the Company or Executive pursuant to Sections 7(b), 7(c), or 7(d) shall be communicated by a Notice of Termination to the other party.

(f) NO MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor will the amount of damages or severance benefits payable to Executive under this
Section 7 be reduced by reason of his securing other employment or for any reason.

8. INDEMNIFICATION. The Company shall indemnify and defend Executive to the fullest extent permitted under Texas Law and in accordance with the terms and conditions of the Company Bylaws. This includes, but is not limited to, a duty to indemnify Executive if he is made, or threatened to be made, a party to an action or proceeding, to the fullest extent permitted by applicable law, including an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that Employee is or was an officer, director or employee of the Company (or any of its subsidiaries), against all costs and expenses resulting from or related to such action or proceeding, or any appeal thereof, if Executive acted in good faith for a purpose which he reasonably believed to be in the best interests of the Company. The termination of any such action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create the presumption that Executive did not act in good faith for a purpose which he reasonably believed to be in the best interest of the Company. As used in this Section, (i) "cost and expenses" means any and all costs, expenses and liabilities incurred by Executive, including but not limited to (A) attorneys' fees, (B) amounts paid in settlement of, or in the satisfaction of any order or judgment in, any action or proceeding and (C) fines, penalties and assessment asserted or adjudged in any action or proceeding, and (ii) "action or proceeding" means any and all suits, claims, actions, investigations or proceedings whether civil, criminal or administrative, heretofore or hereafter instituted or asserted.

9.  GENERAL PROVISIONS.

(a) NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with in Section):

a.  If to the Company:

    2-Infinity.com, Inc.
    c/o Lakota Energy, Inc.
    2849 Paces Ferry Road, Suite 710
    Atlanta, GA 30339
    Attn: Board of Directors
    Facsimile (770) 433-8260

    with a copy to:

    Law Offices of M. Richard Cutler
    610 Newport Center Drive, Suite 800
    Newport Beach, CA 92660
    Attn: Brian A. Lebrecht, Esq.
    Facsimile (949) 719-1988


b.  If to Executive:

    Majed Jalali
    4828 Loop Central Drive, Suite 150
    Houston, Texas 77081
    Facsimile (713) 592-0378

(c) HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) SUCCESSORS; BINDING AGREEMENT.

(i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the

Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Company terminated his employment in the manner contemplated in Section 7(d), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(ii) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heir, devisees, legatees, executors, administrators, successors and personal or legal representatives.
If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to Executive's designee or, if there be no terms of this Agreement to the Executive's heir, devisees, legatees or executors or administrators of Executive's estate, as appropriate.

(e) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(f) ENTIRE AGREEMENT. Except for the relevant provisions of the Reorganization Agreement referenced above, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings both written and oral, between the Company and the Executive with respect to the subject matter hereof and thereof.

(g) ASSIGNMENT. This Agreement and the rights and duties hereunder may not be assigned or assumed by operation of law of otherwise without the express written consent of the Company and the Executive (which consent may be granted or withheld in the sole discretion of the Company or the Executive, as applicable).

(h) AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Company and Executive. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver or the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

(i) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, applicable to contracts executed in and to be performed entirely within the state.

(j) JURISDICTION AND VENUE. The parties agree that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreements which are brought pursuant to judicial proceedings shall be litigated in the District Court of Harris County, Texas. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or paper may be made by registered or certified mail addressed to the relevant party at the address to which notices are to be sent pursuant to Section 9(a).

(k) ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which he or it may be entitled.

(l) COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date and year first written above.


2-Infinity.com, Inc.
a Texas corporation

/s/R.K. Honeyman                             /s/Majed Jalali
By:    R.K. (Ken) Honeyman                   Majed Jalali
Its:   Chairman

Dated: May 28, 1999                          Dated: May 28, 1999